Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
December 13, 2010	Investor Contact:	Micah S. Goldstein
(276) 627-2565

STANLEY FURNITURE ANNOUNCES ELECTION OF ADDITIONAL DIRECTOR,
NEW BOARD CHAIRMAN AND NEW CHIEF FINANCIAL OFFICER

STANLEYTOWN, Virginia, December 13, 2010 – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that D. Paul Dascoli has been elected to its Board of Directors, Michael P. Haley has been elected to become Chairman of the Board of Directors effective January 1, 2011, and Micah S. Goldstein has been elected Chief Financial Officer effective December 9, 2010.

D. Paul Dascoli is Vice President/Chief Financial Officer of VF Jeanswear Limited Partnership, a division of VF Corporation (NYSE:VFC), a global leader in branded lifestyle apparel. From 1996 to 2006, Mr. Dascoli served in several capacities with Thomasville Furniture Industries, Inc., a division of Furniture Brands International. Mr. Dascoli’s term as a director will end in 2013 and his election is in connection with the previously announced decision by Thomas L. Millner that he expects to resign as a director in early 2011.

Michael P. Haley will become Chairman effective January 1, 2011 in connection with the previously announced retirement of Albert L. Prillaman. Mr. Prillaman will continue to serve as a director. Mr. Haley, who will serve as Chairman in a non-executive capacity, has served as an independent director since 2003, has been lead director since May 2010, and is Chairman of the Corporate Governance and Nominating Committee of the Board of Directors. Mr. Haley is the former president of case goods manufacturing at American of Martinsville.

Micah S. Goldstein, Chief Operating Officer of the Company, was also elected Chief Financial Officer on December 9, 2010 in connection with the previously announced retirement of Douglas I. Payne as Executive Vice President – Finance and Administration. Mr. Goldstein joined the Company in August 2010 and previously served as President and Chief Executive Officer of Bri-Mar Manufacturing, a manufacturer of hydraulic equipment trailers.

“We are pleased to have Paul Dascoli join our Board and for Mike Haley to become Chairman at the beginning of 2011,” said Glenn Prillaman, President and Chief Executive Officer of the Company. “Both men have first-hand knowledge of the furniture industry as well as a breadth of other experience that will be of value to the Company as we move forward with our restructuring plan and as we develop strategy in the future. We also thank Doug Payne for his career contributions and welcome Micah Goldstein into his expanded role.”

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Forward Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, our success in transitioning certain Young America products to our domestic manufacturing facilities, the cyclical nature of the furniture industry, lower sales due to worsening of current economic conditions, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, prepayment of our debt in the event we are not able to renegotiate financial covenants that become effective in the third quarter of 2011, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, extended business interruption at manufacturing facilities and changes in credit market conditions. Any forward-looking statement speaks only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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